Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and the related Prospectus of Marine Harvest ASA for the registration of ordinary shares in the form of ordinary shares or American Depositary Shares, preferred shares, debt securities, warrants and subscription rights and to the incorporation by reference therein of our report dated April 30, 2014, with respect to the consolidated financial statements included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Oslo, Norway
February 2, 2015